Exhibit 99.1
Date: April 30, 2009

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
Kansas City Southern First Quarter 2009 Volumes
and Revenue Declines Mitigated by Comprehensive
Expense Control Program
First Quarter Highlights
•	Revenues of $346.0 million, a decline of 23%

•	Operating Expenses of $297.5 million, a decline of 19%

•	Operating Ratio of 86.0%, compared with 81.5% a year ago
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2009 revenues of $346.0 million compared with $450.6 million in the first quarter of 2008. Revenues were impacted by a 15% decline in volumes, the result of the weak United States, Mexico and overall global economies, as well as by a reduction of fuel surcharge revenues and a weakened Mexican peso. These three factors resulted in revenue declines in four out of five lines of business with only coal recording gains in volume and revenues.
Mitigating the negative impact of lower revenues on earnings was KCS’ comprehensive cost control program, which contributed to an overall 19.0% reduction in operating expenses. Leading the expense savings was fuel which benefited from lower diesel fuel prices, reduced consumption and greater fuel efficiency. Other expense areas also experienced substantial reductions, including casualties and insurance, 32.8% lower; compensation and benefits, 23.4% lower; purchased services, 13.1% lower, equipments costs, 11.9% lower; and, materials and other, 0.3% lower. Only depreciation and amortization expense increased 16.9% due to significant recent capital expenditures to expand capacity.
Operating income for the first quarter of 2009 was $48.5 million, compared with $83.4 million in 2008. The first quarter operating ratio was 86.0%, compared with 81.5% in the first quarter of 2008.

KCS recorded a net loss of $7.5 million, or ($0.08) per diluted share for the first quarter of 2009, compared with net income of $32.9 million, or $0.39 per share in the first quarter of 2008. The first quarter of 2009 includes the negative impact of $5.9 million, or ($0.04) per share, from debt retirement costs and $5.1 million, or ($0.04) per share, in foreign exchange loss associated with the weakened Mexican peso. Additionally, the diluted earnings per share calculation for the first quarter of 2009 does not assume the conversion of preferred stock or stock options into common shares, as those assumed conversions would be anti-dilutive. These assumed conversions were dilutive during 2008. This results in an incremental ($0.06) loss per diluted share, primarily due to preferred stock dividends being included in the diluted earnings per share calculation.
Comments from the Chairman
“With overall volume down 15%, KCS operating costs, excluding depreciation, were down 23%, yet operating performance metrics and customer service achieved all-time highs,” stated Michael R. Haverty, Chairman and CEO of Kansas City Southern.
“Four factors – foreign exchange losses, debt retirement costs, the impact of preferred stock dividends, and higher depreciation resulting from significant recent capital investment – had an adverse effect on KCS EPS for the quarter. However, these factors neither diminish our positioning for a strong rebound nor affect the long term strength of our franchise.
“KCS’ U.S. traffic volumes posted only a 7% decline; on the other hand, KCSM clearly felt the full impact of the widespread manufacturing downturn with a 26% decline in volumes. It is still too early to predict a timetable for renewed economic growth in North America, but we remain confident that KCS will benefit from and contribute to the eventual economic turnaround.
“This quarter, KCS completed an important refinancing of KCSM debt under difficult capital market conditions, and has strengthened its liquidity and financial position. We have also continued to invest in the Rosenberg to Victoria line in Texas, which improves our cross border competitiveness and immediately reduces our expenses by enough to finance the investment.
“For the near term, KCS will continue to make prudent operating expense and capital cost reductions, remaining focused on its central 2009 goal of ending the year free cash flow neutral or modestly positive. At the same time, we are conscious of positioning the Company to experience a significant rebound when the economy recovers momentum.”
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Revenues	$346.0	$450.6

Operating expenses:
Compensation and benefits	78.0	101.8
Purchased services	44.5	51.2
Fuel	43.3	77.8
Equipment costs	39.1	44.4
Depreciation and amortization	47.1	40.3
Casualties and insurance	12.5	18.6
Materials and other	33.0	33.1

Total operating expenses	297.5	367.2

Operating income	48.5	83.4

Equity in net earnings of unconsolidated affiliates	1.0	4.1
Interest expense	(41.8)	(39.5)
Debt retirement costs	(5.9)	—
Foreign exchange gain (loss)	(5.1)	2.5
Other income	1.5	3.0

Income (loss) before income taxes and noncontrolling interest	(1.8)	53.5
Income tax expense	0.4	15.7

Net income (loss)	(2.2)	37.8
Noncontrolling interest	(0.1)	0.1

Net income (loss) attributable to Kansas City Southern and subsidiaries	(2.1)	37.7
Preferred stock dividends	5.4	4.8

Net income (loss) available to common shareholders	$(7.5)	$32.9

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.08)	$0.43

Diluted earnings (loss) per share	$(0.08)	$0.39

Average shares outstanding (in thousands):
Basic	90,743	76,253
Potentially dilutive common shares	—	21,231

Diluted	90,743	97,484

Kansas City Southern
Revenue & Carloadings By Commodity – First Quarter 2009
(Dollars in Millions)

Carloadings				Revenue
First Quarter		%		First Quarter		%
2009	2008	Change		2009	2008	Change
			Coal
65,055	59,120	10.0%	Unit Coal	$40.1	$37.0	8.4%
9,962	13,651	(27.0%)	Other Coal	7.2	10.0	(28.0%)

75,017	72,771	3.1%	Total	47.3	47.0	0.6%

			Industrial & Consumer Products
29,435	42,713	(31.1%)	Forest Products	40.3	59.7	(32.5%)
18,254	27,284	(33.1%)	Metals & Scrap	23.3	39.7	(41.3%)
18,399	24,781	(25.8%)	Other	18.4	24.5	(24.9%)

66,088	94,778	(30.3%)	Total	82.0	123.9	(33.8%)

			Chemical & Petroleum Products
4,546	4,021	13.1%	Agri Chemicals	5.7	5.4	5.6%
21,826	26,273	(16.9%)	Other Chemicals	31.2	36.9	(15.4%)
15,189	16,489	(7.9%)	Petroleum	18.0	24.1	(25.3%)
13,924	14,862	(6.3%)	Plastics	16.6	20.3	(18.2%)

55,485	61,645	(10.0%)	Total	71.5	86.7	(17.5%)

			Agriculture & Minerals
33,035	40,379	(18.2%)	Grain	45.9	66.3	(30.8%)
13,272	14,546	(8.8%)	Food Products	21.9	23.4	(6.4%)
12,438	12,523	(0.7%)	Ores & Minerals	10.0	12.7	(21.3%)
3,423	4,352	(21.3%)	Stone, Clay & Glass	4.8	6.4	(25.0%)

62,168	71,800	(13.4%)	Total	82.6	108.8	(24.1%)

			Intermodal & Automotive
114,625	124,067	(7.6%)	Intermodal	30.6	35.8	(14.5%)
10,665	27,212	(60.8%)	Automotive	12.3	28.3	(56.5%)

125,290	151,279	(17.2%)	Total	42.9	64.1	(33.1%)

384,048	452,273	(15.1%)	TOTAL FOR BUSINESS UNITS	326.3	430.5	(24.2%)
			Other Revenue	19.7	20.1	(2.0%)

384,048	452,273	(15.1%)	TOTAL	$346.0	$450.6	(23.2%)